Conrad Lysiak
601 West 1st Avenue, Suite 503
Spokane, WA 99201-0382
Direct Tel. 509-624-1475

August 22, 2003

Global Internet Communications Inc.
Suite 2305 1050 Burrard Street
Vancouver, British Columbia

RE: FEDERAL INCOME TAX CONSEQUENCES OF PLAN OF CONVERSION

Ladies and Gentlemen:

You have requested my opinion concerning certain federal income tax consequences of the proposed plan of conversion ("Conversion") of Global Internet Communications Inc. (Nevada), a wholly owned subsidiary of Global Internet Communications Inc. (Canada), a British Columbia domiciled company, as described in the Proxy Statement-Prospectus which has been included in the Registration Statement on Form S-4 filed on the date hereof the ("Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

This opinion is delivered in accordance with the requirements of Item 4(a)(6) and Item 21(a) of Form S-4 under the Securities Act and Item 601 of Regulation S-K.

In rendering my opinion, I have reviewed the Registration Statement and such other materials, as I have deemed necessary or appropriate as a basis for my opinion. In addition, I have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as I have considered relevant.

Based upon and subject to the foregoing, except as otherwise indicated, the discussion set forth in the Proxy Statement-Prospectus under the caption "The Conversion Proposal -- MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES" represents my opinion as to the material United States federal income tax consequences of the Conversion under currently applicable law.

This opinion is being furnished in connection with the S-4 Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

I hereby consent to the use of my name under the caption "The Conversion -- MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES" and elsewhere in the Proxy Statement-Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving Global Internet Communications Inc. this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do I thereby admit that I am experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.

                    Very truly yours,

                    Conrad C. Lysiak
                    Attorney at Law
                    Spokane, Washington
                    August 22, 2003